Exhibit 10-E-1

      In 2002, the Board of Directors amended the Company’s Benefit Equalization plan (“BEP”) to provide that William Clay Ford, Jr. and Carl E. Reichardt, who are eligible to participate in the Company’s General Retirement Plan (“GRP”) only on a non-contributory basis because they do not receive a cash salary, accrue an equalization benefit under the BEP. The equalization benefit provides, in combination with the GRP non-contributory benefit, an amount equal to the amount Mr. Ford and Mr. Reichardt would have received under the GRP using the notional base annual salary and assuming that Mr. Ford and Mr. Reichardt would have been contributing members.